Exhibit 99.1

Wall Street.Net Interview

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This transcript contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of pending class action litigation alleging violations of federal securities laws, pending litigation challenging our rights to TIICM™, whether the government will implement WVAS at all or with the inclusion of a SOCRATES® wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

The purpose of today's interview is to provide an update on the status and near term planning for our Aircraft Wake Safety Management (AWSM) system emulation and engineering development.  Flight Safety Technologies, Inc is currently under contract with the U.S. Department of Transportation for this effort.  We are also continuing to pursue funding for the development of our other technologies; notably a small, low cost collision avoidance radar for general aviation and unmanned or drone aircraft, as well as advanced technology for protecting aircraft against shoulder fired terrorist missile threats.

Our current schedule calls for initial AWSM emulation demos commencing in December, 2006.  These initial demos are planned as what we call "canned emulations", that is, based on aircraft arrival data previously recorded by Socrates and Lidar sensors, during our September 2005 tests at Denver International Airport.  These emulation demos will also involve aircraft wake predictions which are being developed, and will be provided by NASA, and the emulation is intended to demonstrate how these predictions will be validated by the sensors. If these canned emulation demos prove successful, we then plan to proceed to what we refer to as "live emulation" demos commencing in the spring and summer of 2007.

Although we are continuing to seek further government funding, we are committed to completing these demos within our budgeted investment planning, using some of our internal resources which are more than adequate for this purpose.

Ok, if these emulation demos are successful, what comes next?

We are proposing that the next logical steps following live emulation would include one or more AWSM beta sites at a major U.S. or International airport.

Also, in order to proceed from emulation demonstrations to actually modifying the current wake vortex separation rules, the participation of the Flight Standards regulatory organizations of the FAA or their International equivalents must be engaged.

We believe that there is increasing awareness of the global need for AWSM. Many airports are running out of capacity. The situation will be getting worse with the advent of new large super sized aircraft such as the Airbus A380 and the Boeing 747-8 as well as a new generation of thousands of small Very Light Jets.  Most of the time, the wake does not pose a hazard, so if the separation requirements can be safely reduced, the savings can be substantial.  A NASA sponsored study estimates that such a system employed at 19 of the busiest U.S. Airports could produce annual savings of up to $680 million per year just in aircraft direct operating cost.  This estimate did not include new generations of super large and very light aircraft, which serve to increase the projected savings.

In recognition of this emerging need, Congress has been holding hearings on the status of the Next Generation Air Traffic Control system.  On July 12, 2006 Congress wrote a letter to the FAA urging increased funding for 2007.  On September 12, 2006 the FAA replied with a letter indicating that any substantial such increase would be unlikely. Although there can be no assurance that successful completion of the AWSM engineering development and upcoming emulation demos will result in any funding, we are continuing to aggressively seek funding from both government and non government sources, including U.S. Airports such as Anchorage, Alaska, Honolulu, Hawaii, Las Vegas, Nevada and Memphis, Tennessee that have expressed interest in our AWSM technology and with whom we will explore beta site installations. Additionally we are likewise exploring AWSM beta site possibilities with Emirates Air in Dubai, United Arab Emirates, and Singapore Airport.